MASTER INTERNATIONAL LICENSE AGREEMENT

          THIS MASTER INTERNATIONAL LICENSE AGREEMENT (this “Agreement”) is entered into as of June 1, 2011, by and between Stone Corporation Inc., a corporation organized and validly existing under the laws of the Japan (“Licensor”), and Horiyoshi the Third Limited, a/k/a Horiyoshi the Third, a corporation organized and validly existing under the laws of Hong Kong (“Licensee”).

          WHEREAS, Licensor has registered, owned, used, and/or claims common law trademark ownership rights in the trademark “HORIYOSHI”, and related trademarks (individually and collectively, the “Licensed Mark”), for apparel and other products, in the United States and other countries; and

          WHEREAS, Licensee desires to use, and Licensor is willing to grant to Licensee the right to use, the Licensed Mark in connection with the manufacture, promotion, sale and distribution in the Territory (as defined below) of the products set forth herein (the “Licensed Products”), upon the terms and subject to the conditions herein set forth.

          NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the parties hereby agree as follows:

1.      DEFINITIONS

          As used in this Agreement, the following terms shall have the following meanings:

          1.1           “Annual Minimum Royalties” has the meaning set forth in Section 3.4.

          1.2           “Horiyoshi Licensee” means any person (including legal entities; hereinafter the same) licensed by Licensor, including the Licensee.

          1.3           “Contract Year” means (i) in the case of the first Contract Year hereunder, the period commencing on June 1, 2011, and ending on December 31, 2012, and (ii) thereafter, each twelve- month period during the term of this Agreement commencing on January 1, and ending on December 31 of each calendar year.

          1.4           “Granted Rights” has the meaning set forth in Section 2.1.

          1.5           “Licensed Facility” means any factory, plant, warehouse, showroom, business office, retail store or other facility or premises used or occupied by Licensee, or by any employee, agent, subcontractor or Sublicensee of Licensee, engaged in the manufacture, promotion, sale or distribution of Licensed Products, or any associated tags, fabrics, accessories, labels, packaging or advertisements.

          1.6           “Licensed Mark” means the trademark(s), the rights to which are owned or held by Licensor, related to the mark “HORIYOSHI”, and all derivatives there of, as set forth in the attached Schedule A.

          1.7           “Licensed Products” means all products, goods and services, in all categories, without limitation.

          1.8           “Net Sales” means the total aggregate of the Net Selling Prices for all Licensed Products for any given period.

          1.9           “Net Selling Price” means Licensee's invoiced price, less returns actually received back by written credit memoranda, and other deductions authorized in Section 3.3.

          1.10           “Quarter” means each consecutive three (3) month period (January 1 through March 31, April 1 through June 30, July 1 through September 30, and October 1 through December 31) during a Contract Year.

          1.11           “Running Royalty” has the meaning set out in Section 3.3.

          1.12           “Sales Quota” has the meaning defined in Section 3.5.

          1.13           “Sublicensee” means an approved person to which Licensee has granted a sublicense in accordance with Section 9.3.

          1.14           “Territory” means the entire world, without limitation.

2.      GRANT OF LICENSE

          2.1           Granted Rights: Licensor hereby grants to Licensee, and Licensee accepts from Licensor, the exclusive right, license and privilege (hereinafter, the “Granted Rights”) in the Territory only, and only during the term of this Agreement, to (i) use, and (ii) grant sublicense(s) to use (in whole or in part, and only in accordance with Section 9.3), the Licensed Mark in connection with the design, manufacture, sourcing, promotion, sale and distribution of the Licensed Products and no other goods, wares or merchandise of any kind whatsoever. Nothing contained in this Agreement shall be construed as an assignment or grant to Licensee of any right, title or interest in or to the Licensed Mark and Granted Rights, except for the license granted under this Section 2.1.

          2.2           Term: The term of this Agreement shall commence on June 1, 2011, and terminate at midnight on December 31, 2021, unless terminated sooner in accordance with the provisions of Section 7 of this Agreement. Provided it is not then in material breach of this Agreement, Licensee shall have the option to extend the term of this Agreement in five (5) year increments, upon written notification of Licensee’s exercise of such option to Licensor that shall be sent to Licensor not later than ninety (90) days before the termination of the term.

          2.3           Account Summary Report: Licensee shall provide Licensor with copies of all account summary reports in the form reasonably acceptable to Licensor ninety (90) days after the end of the relevant Contract Year. Licensee may provide its Sublicensee’s reports where appropriate.

          2.4           Reservation of Certain Rights: Notwithstanding Section 2.1, Licensor expressly reserves the rights (i) to grant the Granted Rights to parties other than Licensee within the Territory for any goods or services other than the Licensed Products, and outside the Territory for all goods and services including the Licensed Products, and (ii) to market any goods and services bearing the Licensed Mark, including the Licensed Products, outside the Territory, and any goods and services bearing the Licensed Mark, other than the Licensed Products, within the Territory. Nothing in this Agreement shall be construed as prohibiting or limiting Licensor or any person authorized by Licensor from manufacturing any product, including Licensed Products, bearing the Licensed Mark, in the Territory for ultimate sale outside the Territory, or from transhipping any such product through the Territory.

3.      ENTRY FEE; FLAT FEE; ROYALTIES; PAYMENT; ACCOUNTING; AUDIT

          3.1           Entry Fee: Licensee shall pay Licensor a non-refundable entry fee of seven hundred and fifty thousand US dollars (US$750,000) upon execution of this Agreement by Licensee, or otherwise as the parties mutually agree. For the avoidance of doubt, this fee shall not act as a deposit or advance against any Running Royalty (as defined in Section 3.3 below), and shall not be credited against any other fee or amount due Licensor from Licensee set forth herein.

          3.2           Flat Fee: For the calendar month of June, 2011, Licensee shall pay Licensor a non-refundable flat fee of forty-five thousand US dollars (US$45,000). Thereafter, on a calendar monthly basis, commencing on July 1, 2011 until May 31, 2012, Licensee shall pay Licensor a non-fundable flat fee of thirty thousand US dollars (US$30,000). Each such flat fee shall be payable to Licensor within thirty (30) days from the end of the relevant month, on a month-by-month basis, or otherwise as the parties mutually agree. For the avoidance of doubt, these monthly flat fees shall not act as a deposit or advance against any Running Royalty, and shall not be credited against any other fee or amount due Licensor from Licensee set forth herein.

          3.3           Running Royalty: Commencing on June 1, 2012, until the expiration of the term, Licensee shall pay Licensor a Running Royalty at the rate of six percent (6%) of Net Sales of all Licensed Products sold at any time from the beginning of each Contract Year through the last day of such Contract Year during the term of this Agreement. Notwithstanding the foregoing, the Running Royalty attributed to the first Contract Year shall be calculated from Net Sales of all Licensed Products sold from June 1, 2012 to the last day of the first Contract Year (i.e. December 31, 2012) only. The Running Royalty shall be calculated in respect of each Contract Year and paid ninety (90) days after the end of the relevant Contract Year; provided that, the total amount of Annual Minimum Royalties actually paid in respect of such Contract Year in accordance with Section 3.5 below, shall be deducted from the total Running Royalty due in respect of such Contract Year; provided further that, if the total amount of Annual Minimum Royalties paid for the relevant Contract Year is greater than the amount of Running Royalty due in respect of such Contract Year, Licensor shall have no obligation to return any such excess to the Licensee. Licensed Products shall be considered “sold” for the purpose of calculating the Running Royalty upon the earlier of (i) shipment or (ii) invoicing of the Licensed Products by Licensee. No costs incurred in connection with the manufacture, promotion, sale or distribution of the Licensed Products, reserves for returns or otherwise, or withholding or other taxes of any nature paid or payable by Licensee, shall be deducted from Net Sales in calculating the Running Royalty payable hereunder, save only the following authorized deductions: (x) uncollectible accounts and customary trade discounts and markdown allowances actually taken and reflected on the face of the invoice (excluding discounts for prompt or accelerated payments such as anticipation discounts whether or not shown on the face of the invoice), and (y) amounts for returns or credits actually taken or granted.

          3.4           Annual Minimum Royalties:

                         3.4.1      Generally: Licensee shall pay Licensor minimum royalty amounts (the “Annual Minimum Royalties”) at amounts to be negotiated between the parties in good faith not later May 1, 2012.

                         3.4.2      Payment: The full amount of Licensee’s Annual Minimum Royalty payment shall be due and payable ninety (90) days after the end of the relevant Contract Year, regardless of the amount of Net Sales by Licensee during that relevant Contract Year. The above Annual Minimum Royalties shall apply separately to each Contract Year, and any excess of Running Royalty over Annual Minimum Royalties for any given Contract Year shall not be applied as a credit against any royalties (whether Annual Minimum Royalties or Running Royalty) accruing in any subsequent Contract Year.

          3.5           Taxes: All royalties payable by Licensee hereunder shall be paid in full, without set-off or counterclaim, free of any deductions or withholdings. In the event that Licensee is prohibited by applicable law from making payments hereunder free of deductions or withholdings, Licensee shall pay such additional amounts to Licensor as may be necessary in order that the actual amount received after deduction or withholding (and after deduction or withholding, or payment, of any additional taxes or other charges due as a consequence of the payment of such additional amount) shall be equal to the amount that Licensor would have received if such deduction or withholding were not required; provided that, if required by applicable law, Licensee shall withhold the amount of any taxes levied by the tax authorities of any jurisdiction on payments made by Licensee to Licensor and which are by law payable by Licensor, shall promptly effect payment thereof to the appropriate tax authorities, and shall transmit to Licensor official tax receipts or other evidence issued by the appropriate tax authorities sufficient to enable Licensor to support a claim for the United States income tax credit in respect of any such taxes so paid.

          3.6           Copies of Invoices: Licensee shall provide Licensor with copies of all invoices issued for Licensed Products (whether by Licensee, directly, or by any Sublicensee) at such time as Licensee provides Licensor with the Yearly Statement.

          3.7           Yearly Statements: Licensee shall deliver to Licensor, ninety (90) days after the end of the relevant Contract Year (whether or not any payment of Running Royalty is due on such date) a certified royalty statement in the form reasonably acceptable to Licensor, showing gross sales, adjustments to gross sales and Net Sales by Licensee during such Contract Year, together with any supporting documentation or schedules reasonably requested by Licensor. Each such statement shall be accompanied by an unqualified “CFO Statement” from Licensee’s chief financial officer in the form and with supporting schedules and other materials as reasonably requested by Licensor from time to time. The receipt or acceptance by Licensor of any royalty statement or of any royalties paid hereunder (including the cashing of any royalty check) shall not preclude Licensor from questioning the correctness thereof at any time thereafter for up to twenty-four (24) months from the time of Licensor’s receipt of a given royalty statement, on a statement-by-statement basis, and in the event any inconsistencies or mistakes are subsequently discovered in such statements or payments during that period, they shall immediately be rectified by Licensee and the appropriate payments made by Licensee upon demand.

          3.8           Accounting Records: Licensee shall keep accurate books of account and records covering all transactions relating to the license hereby granted (including, without limitation, with respect to any transactions entered into by any sublicensee of Licensee), separate from its books of account and records covering any unrelated transactions. Said records shall include but not be limited to sales journals, cash receipts books, assignments sheets tendered to any factor, and any monthly factor statements. Licensor, its representatives and agents, shall have the right at any time during ordinary business hours to examine and photocopy such books of account and records, and all other documents and data in the possession or under the control of Licensee reasonably necessary, in the opinion of Licensor, to verify compliance by Licensee with the terms of this Agreement. All such books of account and records shall at all times be maintained at the registered office of Licensee, and shall be kept available to Licensor as herein provided for at least three (3) years after any termination hereof. Licensor shall give Licensee at least fourteen (14) calendar days’ advanced written notice before conducting any audit of Licensee’s books of account and records.

          3.9           Inventory Records and Audit: Licensee shall assign the Licensed Products style numbers distinct from any other products Licensee may manufacture or sell. The style number assigned to a specific Licensed Product shall be identical to the style number identifying that Licensed Product in all books and records of Licensee. All sales of Licensed Products shall be made on sequentially numbered invoices which shall contain sales related only to the Licensed Products. Licensor, its representatives and agents, shall be entitled to take physical inventory of the Licensed Products and other products of Licensee and to inspect all or any part of any Licensed Facility at any time during ordinary business hours. Licensor shall give Licensee at least fourteen (14) calendar days’ advanced written notice before conducting any audit of Licensee’s books of account and records. In the event that any audit or physical inventory reveals an underpayment of royalties, Licensee shall pay to Licensor the amount of any such underpayment; provided that, if any audit or physical inventory reflects an underpayment of Running Royalty for any Contract Year greater than five percent (5%), Licensee shall reimburse to Licensor all actual and verifiable legal, accounting and other expenses of such audit or inventory upon demand.

          3.10           Delinquent Payments: Any royalties or other amounts not paid by Licensee when due under this Agreement shall bear interest from the date due until paid at a rate equal to the lesser of (i) four percent (4%) over the prime rate (reference rate) announced from time to time by Bank of America, N.A., or (ii) the maximum interest rate permitted by law. With respect to any deficiency in the payment of royalties, interest thereon shall accrue from the date such royalties should have been paid, not the date such deficiency is discovered.

4.      QUALITY CONTROL

          4.1           Representations and Warranties Regarding Quality: Licensee acknowledges that if the Licensed Products designed, manufactured and sold by it are inferior in quality, design, material, or workmanship, as compared to other Licensor products associated with the Licensed Mark, the substantial goodwill and favorable public recognition which Licensor has built up and now possesses in the Licensed Mark, and the value of the Granted Rights, will be impaired. Accordingly, Licensee hereby represents, warrants and covenants that the Licensed Products shall be of a high standard of quality and of such style, appearance and quality as to be suited for exploitation of the Granted Rights to their best advantage. Licensee, any Sublicensee, and any subcontractor of either thereof, shall adhere to the standards of vendor engagement held by Licensor and provided to Licensee prior to or contemporaneously with the execution of this Agreement, as the same may be amended by Licensor and provided to Licensee in writing from time to time.

          4.2           Approval of Samples: Licensee, or any party acting under its authority, shall, prior to commencing production of a new Licensed Product or any substantial modification of an existing Licensed Product, furnish to Licensor for examination and approval, at Licensee's expense, a reasonable number of representative samples thereof (not less than three), together with associated tags, labels, packaging, specifications, sizes and colors, and shall not manufacture, promote, advertise, distribute or sell any Licensed Product without the prior written approval of Licensor. Any Licensed Product not disapproved by the Licensor, within fourteen (14) days after receipt by the Licensor of the samples designated by it, shall be deemed approved, if the delivery of such samples was memorialized by means of a written receipt. Licensee shall not manufacture, advertise, distribute or sell any goods or merchandise which depart from the approved form of any such sample in any material respect without Licensor's prior written consent. Upon request from time to time, Licensee shall furnish to Licensor without charge a reasonable number of additional production samples of any Licensed Product to facilitate Licensor's verification of the conformity of such Licensed Product to the approved form thereof.

          4.3           Inspections: Licensor, its representatives and agents, shall have the right at any time during ordinary business hours to inspect any and all Licensed Facilities. Licensor shall give Licensee at least fourteen (14) calendar days’ advanced written notice before conducting any audit of Licensee’s books of account and records. Licensee shall promptly provide Licensor with the name, address, telephone and fax numbers, names of managers and operators, any symbol or number it or any Licensed Facility may use or may be required to use to identify itself as a source of goods, and notice of any change thereof. Licensor, its representatives and agents, shall have the right to inspect and test any of the Licensed Products and to take any other action which, in the opinion of Licensor, is necessary or useful to assure that the Licensed Products are made, distributed and displayed in accordance with this Agreement. Licensee, or its Sublicensees, shall be able to sub-contract without the prior written approval of Licensor provided sub-contractor has signed a subcontractor agreement in a form reasonably acceptable to Licensor, as the same may be amended by Licensor from time to time. In the event that the Licensed Products, related fabrics, or accessories, are manufactured by any person other than Licensee, Licensee shall require such person contractually to observe and perform all relevant terms of this Agreement, shall not allow such person to further sub-contract, and shall at all times use due diligence to obtain compliance herewith.

          4.4           Selling Samples: Licensor, at its sole and absolute discretion, may provide to Licensee selling samples from Licensor or other Horiyoshi Licensees, as selected by Licensee, at the cost incurred by Licensor (including freight and shipping) for each sample. Licensee shall be responsible for importation of such selling samples to the Territory and all costs thereof, including shipping, insurance and duty.

5.      INTELLECTUAL PROPERTY RIGHTS

          5.1           Notice of License: Licensee shall cause to appear on all tags and labels affixed to each article of the Licensed Products manufactured, sold or distributed by it hereunder, and on or within all packaging, advertising, promotional or display materials produced or used in connection with the Licensed Products, such notices and legends as Licensor may from time to time designate, including, without limitation, notice of the license hereby granted, the Licensed Mark, any other trademarks or registered marks or indications of Licensor, and other intellectual property rights.

          5.2           Form of Licensed Mark: Licensee shall affix to each article of the Licensed Products tags and labels in the form or forms from time to time prescribed by Licensor. Licensee shall use the Licensed Mark only in the form, color and manner from time to time authorized in writing by Licensor. Upon written notice and in its sole discretion, Licensor may change such forms, colors and manners of use of the Licensed Mark, and Licensee must comply with said changes as soon as all inventory then on hand, or contracted for prior to such notice, is used or sold. Licensee shall provide a detailed accounting of such inventory and proof of compliance within thirty (30) calendar days of receipt of such written notice.

          5.3           Copyrights, Patents and Utility Designs: If any articles of the Licensed Products which incorporate the Licensed Mark, or artwork appearing on labels, tags, packaging, advertisements or promotional materials which incorporate the Licensed Mark are original designs created by or for Licensee (in which case Licensee shall ensure that such designs are “works for hire” (or the equivalent under the laws of the Territory) or unconditionally assigned to Licensee), Licensee shall register any intellectual property rights in and to such designs in the name of Licensor, and shall cause all such rights to be assigned to Licensor in compliance with the requirements of the relevant laws of the United States and the copyright, patent, utility design and other intellectual property laws of the Territory. Such registration shall be made at the cost of Licensee, and shall be undertaken as Licensor shall direct.

          5.4           Preservation of Licensor Rights: Licensee agrees to cooperate fully and in good faith with Licensor for the purpose of securing and preserving the rights of Licensor in the Granted Rights. Licensee hereby acknowledges that Licensor is the sole and exclusive owner of the Licensed Mark and that nothing contained in this Agreement shall be construed to convey to Licensee any right or interest in the Licensed Mark, other than the specific license herein granted. Licensee shall not, during the term of this Agreement or thereafter, at any time challenge or contest directly or indirectly the validity, exclusive ownership, title and registration of the Licensor in and to the Licensed Mark or the Granted Rights, or the validity of the license granted under this Agreement. During the term of this Agreement or at any time thereafter, Licensee shall execute such documents as Licensor may request from time to time to ensure that all right, title and interest in and to the Licensed Mark resides in Licensor. Licensee shall exercise best commercial efforts to assist Licensor in maintaining Licensor's legal rights in the Licensed Mark, including furnishing samples, signing declarations or applications, and providing testimony upon Licensor's request.

          5.5           Trademark Use and Registration: The parties agree that all uses of the Licensed Mark by Licensee hereunder shall inure to the benefit of Licensor, and that only Licensor is and shall be entitled to register the Licensed Mark in the Territory or any other jurisdiction. Licensee shall not apply for any registration of the Licensed Mark in the name of anyone other than Licensor, and agrees that if it does so in violation of the foregoing provision, any such applications or registrations that may issue shall be deemed automatically assigned to Licensor.

          5.6           No Use in Corporate Name: Licensee agrees not to use the Licensed Mark or any variant thereof in any part of its corporate, firm or business name, without the express prior written permission of Licensor and in accordance with the terms of Licensor.

          5.7           Approval of Advertising Materials: No tag, label, packaging, advertising or promotional material which incorporates the Licensed Mark shall be manufactured or used by Licensee without having first submitted the same to Licensor for its written approval. In no event shall Licensee undertake any television, radio, billboard, print, point- of-sale or other advertising, promotion or publicity in connection with the Licensed Products without Licensor's prior written approval of the form, nature and content of such advertising, promotion or publicity.

          5.8           Use by Other Firms: Should any person other than Licensee use or permit the use of any advertising, promotion or publicity material other than material previously approved in writing by Licensor, Licensor shall have the right to require such other person immediately to discontinue any such use. Licensee shall use best commercial efforts to limit the rights of any other person to whom it sells or distributes any of the Licensed Products in accordance with the foregoing provisions so that Licensor may in its own name and right cause such other person to forthwith cease the use of any material not previously approved in writing by Licensor.

          5.9           Artwork and Designs: All artwork and designs for the Licensed Products which incorporate the Licensed Mark, associated tags, labels and packaging shall be prepared by or for Licensee at Licensee's sole expense and subject to Licensor's approval. All such artwork and designs, or reproductions thereof, shall, notwithstanding their creation or use by Licensee, be and remain the property of Licensor, and Licensor shall be entitled to use the same and to license the use of the same by others. Licensor shall provide to Licensee upon request at Licensee's expense current camera-ready artwork and advertising as available.

          5.10           Compliance with Laws: All Licensed Products shall be manufactured, advertised, sold and distributed in compliance with all applicable laws and regulations. Licensee shall pretest all Licensed Products and cause truthful labeling regarding their care, maintenance and use to be affixed to them. Licensee shall keep Licensor fully and immediately informed of any complaint or other action by any governmental body or consumer group related to the Licensed Products, and shall act expeditiously to resolve any such complaint.

          5.11           Goodwill: Any and all goodwill arising from any use by Licensee of the Granted Rights inures solely to the benefit of Licensor, and neither during nor after the term of this Agreement shall Licensee assert any interest in or claim to such goodwill. Licensee agrees not to take any action actually or potentially detrimental, in the opinion of Licensor, to the goodwill associated with the Licensed Mark.

          5.12           Infringement: Licensee shall reasonably assist Licensor, whenever reasonably requested, in the protection or enforcement of any of Licensor rights in the Licensed Mark, and Licensor, in its discretion, may commence and prosecute any claims or suits in its own name or in the name of Licensee, or join Licensee as a party thereto. Licensee shall promptly notify Licensor in writing of any infringement or other unauthorized use of the Licensed Mark or violation of the Granted Rights by others, and shall be responsible for securing and preserving Licensor's rights in the Licensed Mark in the Territory. Licensee shall not institute any suit or take any action on account of any such infringement or other use without first obtaining the written consent of Licensor. If Licensor grants such consent, Licensee may at its expense prevent, by legal action or other lawful means, any infringement of the Granted Rights. Any award of damages or compensation obtained by Licensee, net of Licensee's out-of-pocket expenses in obtaining the award, shall be included in Licensee's Net Sales when actually collected by Licensee. While Licensor may elect to retain counsel and prosecute any infringement, Licensor shall not be obligated hereunder to retain counsel, to bear any expenses, to institute legal action or to take any other action to prevent or remedy any such infringement.

          5.13           No Restriction on Other Goods or Services: For the avoidance of doubt, and notwithstanding anything herein to the contrary, Licensee shall be free to, and unrestricted in, the design, creation, marketing, promotion, sales and distribution of any other goods or services in all categories and throughout the entire world, without limitation, provided that any such goods or services do not incorporate, in whole or in part, the Licensed Mark (the “Licensee Goods”). Further, for the avoidance of doubt, and notwithstanding anything herein to the contrary, Licensee or its assignees shall at all times exclusively own and control all trademarks, marks, trade dress and all other intellectual property related to the Licensee Goods.

6.      DISTRIBUTION

          6.1           Best Commercial Efforts: Licensee agrees that throughout the term of this Agreement it shall diligently and continuously offer the Licensed Products for sale, meet all orders promptly, and otherwise use best commercial efforts to maximize exploitation of the Granted Rights in accordance with this Agreement.

          6.2           Prohibited Distribution Methods: In the interest of preserving the high reputation and good-will associated with the Licensed Mark, Licensee shall sell Licensed Products only to retail stores and merchants having a high-quality image, and which offer customer services, display and support commensurate with such image. Licensee shall exercise due care to avoid sales or distribution made in whole or in part for resale or distribution outside the Territory or for publicity or advertising purposes, combination or tie-in sales, premiums, giveaways or any other secondary use or similar method of merchandising, all of which are prohibited hereunder without the prior written approval of Licensor. Licensee shall incorporate the terms of this Section 6.2 in all sales agreements and invoices covering Licensed Products, in such form that Licensor may enforce such terms in its own name and right.

          6.3           Exclusivity: Tie-ins: Under no circumstances shall Licensee grant exclusivity for sales of any of the Licensed Products to any purchaser or purchasers without the prior written consent of Licensor. Licensee shall not require any purchaser to purchase any merchandise other than Licensed Products as a condition to any purchase of Licensed Products.

          6.4           Sales Policies: Licensee acknowledges that the availability and selection of styles, fabrication, colors and sizes are an integral part of the high reputation and value which the trade and the public have come to associate with the Licensed Mark, and agrees that its policies of sale, distribution, and exploitation shall be of a high and ethical standard, and that the same shall in no way reflect adversely upon the good name, trademarks and/or trade name of the Licensor. Licensee further agrees to use best commercial efforts to insure that, at all times during the term hereof, the Licensed Products ordered, and approved by Licensee for shipment, are shipped timely in compliance with the shipping schedule recited in each order.

          6.5           Sale of Licensed Products Via the Internet:

                         6.5.1      Nothing contained herein shall prohibit Licensee from distributing the Licensed Products by means of one or multiple sites on the internet owned and operated by Licensee. Licensee acknowledges that such site(s) shall be of such design and functionality as may reasonably be required to maintain or enhance the Granted Rights.

                         6.5.2      Licensee, without the prior written consent of Licensor, may operate, or authorize any third party to operate a site, the domain name to which is comprised of, or incorporates all or any aspect of the Granted Rights. Further, nothing herein shall restrict Licensee from using or authorizing the use of the Granted Rights as a meta tag or in other usual and customary ways of directing visits to such web site(s) (for example only, by means of linking).

                         6.5.3      The parties acknowledge that the worldwide web is not subject to the same geographic limitations as more traditional forms of retailing. Therefore, any such web site shall contain such statements and protections as are reasonable and customary to assist Licensee in its efforts to honor the territorial limitation of this Agreement (if any). Accordingly, any page containing the Licensed Products shall: (1) State that such goods are for delivery only within the Territory; (2) Be in the primary language(s) spoken within the Territory; and (3) Restrict the payment for the Licensed Products to the primary currency or currencies accepted within the Territory.

7.      TERMINATION

          7.1           Material Breach: If Licensee shall be in material breach of any provision of this Agreement, Licensor, in addition to all other rights and remedies available to it hereunder or otherwise at law or in equity, may terminate this Agreement and the license hereby granted by giving written notice of such breach. If such breach is not curable, such termination shall be effective upon the giving of notice. If such breach is a failure to pay money due, such termination shall be effective five (5) business days after the giving of notice. If such breach is curable and other than a failure to pay money due, such termination shall be effective ten (10) business days after the giving of notice. If Licensee cures such breach to Licensor's satisfaction within the period provided, Licensor's notice shall be deemed withdrawn and this Agreement shall not terminate.

          7.2           Bankruptcy: If Licensee (i) files or has filed against it a petition in bankruptcy, (ii) is adjudicated a bankrupt, (iii) becomes insolvent, (iv) makes an assignment for the benefit of its creditors or an arrangement pursuant to any bankruptcy or insolvency law, (v) suffers any similar or analogous event in consequences of debt, or (vi) has a receiver appointed over it or its business, this Agreement and the license hereby granted shall automatically and immediately terminate without notice of any kind being required. In the event of any such termination, Licensee, its representatives, receivers, trustees, administrators, agents, successors and assigns shall have no right to sell, exploit or deal in any way with or in any of the Licensed Products or any associated tags, labels, packaging, advertising or promotional materials without the prior written consent of Licensor.

          7.3           Effect of Termination: Upon termination of this Agreement for any reason whatsoever:

                         7.3.1      all rights granted to Licensee hereunder shall immediately and automatically revert to Licensor, who shall be free to license others to use the Granted Rights in connection with the manufacture, promotion, sale and distribution of Licensed Products in the Territory, and otherwise to exploit the Granted Rights, and Licensee shall refrain from any further direct or indirect use or exploitation of the Granted Rights, except to the extent specifically set forth in Section 7.4;

                         7.3.2      Licensee shall execute and deliver to Licensor, in such form as Licensor shall request, any and all documents which may be necessary or useful to cancel the license granted hereunder and otherwise to fully vest all of the Granted Rights in Licensor;

                         7.3.3      Licensee shall be deemed, at Licensor's election, to have assigned, transferred and conveyed to Licensor any agreements, purchase orders, goodwill and other right, title and interest in and to or arising from the Granted Rights which may have been obtained by or vested in Licensee as a consequence of any endeavors of Licensee, and Licensee shall execute any instruments requested by Licensor to accomplish the same. Where the Licensee has already manufactured the relevant Licensed Products, the Licensee shall be under an obligation to supply such goods to the Licensor, at cost price if Licensor so elects to purchase said Licensed Products. Where the Licensee has not already manufactured the relevant Licensed Products, the Licensee shall be under an obligation, if so required by the Licensor, to manufacture such goods solely for the purpose of supplying them to the Licensor, at cost price;

                         7.3.4      Licensor and any new Licensee or other party authorized by Licensor may ship Licensed Products to customers within the Territory;

                         7.3.5      except as specifically provided herein to the contrary, all royalties on Net Sales made through the date of such termination, and if such termination is not due solely to Licensor’s breach, all Annual Minimum Royalties through the remainder of the term set forth in Section 2.2, shall become immediately due and payable without need for demand; and

                        7.3.6      within thirty (30) days after the date of such termination, Licensee shall deliver to Licensor a detailed written statement showing the following: (i) the amount, description and locations of its then existing inventory of each of the Licensed Products in Licensee's possession, or located at any Licensed Facility, in transit, or in the manufacturing process as of such date; (ii) the names and addresses of each manufacturer of any of the Licensed Products, together with their correct manufacturer registration number or other national identification number, together with the amounts of all then outstanding confirmed orders from Licensee to each such manufacturer for each of the Licensed Products; and (iii) the amounts of all then outstanding confirmed orders from Licensee's customers for each of the Licensed Products. Licensor shall have the right to take a physical inventory count to verify the aforementioned statement. Failure of Licensee to furnish such statement or cooperate in such physical inventory count shall forfeit Licensee's rights under Section 7.4.

          7.4           Disposal of Stock Upon Termination: Upon termination of this Agreement, except pursuant to Section 7.1 or 7.2, Licensee may, on a nonexclusive basis subject to the limitations of this Section 7.4, sell reasonable quantities of the Licensed Products which are on hand in Licensee's warehouse, in transit, or in the manufacturing process on the date of termination, for a period of ninety (90) calendar days; provided that no such sales shall be made until the accounting required under Paragraph 7.3.6 shall have been submitted to Licensor; provided further that sales are made, royalties on Net Sales during such period are paid, and statements for such period furnished, all in accordance with the provisions of this Agreement; and provided further that during such period royalties shall be reported, due and payable monthly no later than the fifteenth (15th) calendar day following the close of each month. If Licensee wishes to sell all or substantially all of its then remaining inventory to a single purchaser or group of related purchasers, Licensee shall advise Licensor of the identity of such prospective purchaser or purchasers and the terms of the proposed sale, and Licensor or its designee shall have the right of first refusal to buy the remaining inventory upon the same terms and the right to receive an assignment and assumption of any or all then outstanding orders from Licensee to its manufacturers, and from Licensee's customers to Licensee, for the Licensed Products. Licensee may not order Licensed Products for delivery within the last quarter of the last year of the Agreement in excess of one hundred twenty percent (120%) of Licensee’s orders for Licensed Products for delivery in the last quarter of the immediately preceding year. Except as specifically provided to the contrary hereunder, immediately upon termination of this Agreement for any reason whatsoever, Licensee shall discontinue any and all use of the Granted Rights, and all work-in-process, tags, labels, packaging, advertising or other materials used in the manufacture or marketing of the Licensed Products shall, at Licensor's election and at Licensee's expense, either be immediately destroyed or delivered to Licensor.

8.      INDEMNITY: Defects; Breach of Warranty: Licensee hereby agrees to indemnify and defend Licensor and hold Licensor harmless from and against any and all claims, judgments, liabilities, damages, penalties, losses, costs or expenses (including reasonable attorneys fees) incurred by reason of, or arising out of, any alleged or actual defect in any Licensed Product or in any other manner connected with the manufacture, advertising, promotion, sale or distribution of the Licensed Products, use of the Licensed Mark, exploitation of the Granted Rights, or any breach of this Agreement by Licensee or by any of its Sublicensees or sub-contractors.

9.      MISCELLANEOUS PROVISIONS

          9.1           Confidentiality: Licensee shall regard and preserve as confidential all information related to the business of the Licensor which may be prepared by Licensor or Licensee or obtained by it from any source as a result of this Agreement, or otherwise, and information respecting designs, advertising, promotions and other information which Licensor may provide to Licensee to assist it in the development of the Licensed Products. Licensee shall confine and limit the use of all such information and ideas exclusively to the development of the Licensed Products, and shall not use or adopt such information and ideas in connection with any product which is not a Licensed Product. Without limiting the generality of the foregoing:

                            9.1.1      Licensee shall not, without first obtaining the Licensor's written consent, at any time, whether during the term of this Agreement or thereafter, disclose to any person, firm, agency, authority or other enterprise, or in any way use for its benefit any information related to customer lists, pricing, methods, processes, apparatus, program practices, employees, or other material conceived, designed, created, developed or assembled for or by it, its licensees, or its agents, which is not in the public domain;

                            9.1.2      Licensee shall instruct its employees having access to such information not to copy, duplicate or otherwise use or disclose such information to third parties, except as otherwise contemplated by this Agreement. Licensee shall effect reasonable security precautions to safeguard such information from theft or from access by persons other than its employees using it in accordance with this Agreement, and shall promptly notify Licensor in writing of the nature of any unauthorized possession or use that may take place;

                            9.1.3      This Section 9.1 shall survive the termination of this Agreement.

          9.2           No Joint Venture: Licensee shall not use the name, reputation, or credit of Licensor in any manner whatsoever not specifically authorized hereunder, nor incur any obligation in Licensor's name. Nothing herein contained shall be construed to constitute the parties joint venturers, nor shall any similar relationship be deemed to exist between them.

          9.3           Sublicensing: The license hereby granted is and shall be personal to Licensee, and shall not be assignable by any act of Licensee or by operation of law. Licensee shall not grant any sublicense in respect of any of the Granted Rights without Licensor's prior written approval of the sublicensee and the sublicense agreement, which approval shall be at Licensor’s sole and absolute discretion. In the event of any approved sublicense or assignment, Licensee shall continue to be primarily liable hereunder. Any attempt by Licensee to grant a sublicense, or to assign, encumber or otherwise transfer or convey any interest in the Granted Rights, or any of its rights hereunder, without Licensor's prior written approval, shall be void and shall constitute a material breach of this Agreement which breach may not be remedied by Licensee and may, at the discretion of Licensor, result in the immediate termination of this Agreement. Any dissolution, merger, consolidation or other reorganization of Licensee, or the sale of any substantial portion of the assets of Licensee except in the ordinary course of business, shall be deemed an assignment. No sublicense or assignment shall release Licensee from any of its obligations under this Agreement and Licensor shall be entitled to enforce the terms and provisions of this Agreement against Licensee, Licensee's Sublicensee or assignee, or all of them, as Licensor shall, in its absolute discretion, determine, and shall not be required to join any other in any action against any of them. In all events, upon any such sublicense or assignment, Licensee and Licensee's Sublicensee or assignee shall be jointly and severally liable for the obligations of Licensee under this Agreement.

          9.4           Successors and Assigns: Except as expressly herein provided to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. This Agreement is not for the benefit of any third party and shall not be construed to confer any right or remedy upon any person other than Licensor and Licensee.

          9.5           Horiyoshi Styles: Subject to Section 7.4, Licensee shall not manufacture, promote, advertise, sell or distribute, or cause to be manufactured, promoted, advertised, sold or distributed, any current, future or past Horiyoshi styles of the Licensed Products except under the Licensed Mark and in accordance with the terms of this Agreement. Except in furtherance of Licensee’s obligations hereunder, Licensee shall not disclose or permit to be communicated to any other person, including any affiliate of Licensee, any styling information relating in any manner to any current, future or past Horiyoshi styles of the Licensed Products.

          9.6           Disclaimer of Representations and Warranties: Except as expressly set forth in this Agreement, Licensor makes no representation or warranty of any kind, express or implied, concerning the Licensed Mark, the Granted Rights, their ownership, or as to any other matter. Licensor has no responsibility for the actions of third parties not licensed by Licensor in the Territory which sell, distribute, trade in or otherwise exploit Horiyoshi products or products resembling Horiyoshi products, or attempt to do so, within or outside the Territory, and regardless of whether such third parties obtained such products from authorized or unauthorized sources. Notwithstanding the foregoing and anything herein to the contrary, Licensor does hereby represent and warrant that it has the full power and authority to enter into and perform under this Agreement, and that it owns and controls the Licensed Mark.

          9.7           Notices: All notices hereunder shall be in writing and shall be delivered personally, by facsimile, or by express courier or certified airmail. Delivery shall be deemed effective: (i) at the time of delivery if personally delivered, (ii) immediately in the event notice is delivered by facsimile, provided that the party to whom the notice is delivered confirms receipt thereof, (iii) two (2) business days after deposit thereof with Federal Express or similar express courier, properly addressed with delivery charges prepaid, or (iv) five (5) business days after dispatch thereof by certified airmail, with sufficient airmail postage, return receipt requested. Any notice shall be given to:

If to Licensor:

Stone Corporation Inc.
Aoyama House #402
4-3-3 Shibuya
Shibuya-Ku, Tokyo
Japan 150-0002
Attn: Steve Suk
Fax: +81 03 5464 6320

With a copy to:

Mr. Yoshihito Nakano
Aoyama House #402
4-3-3 Shibuya
Shibuya-Ku, Tokyo
Fax: +81 03 5464 6320

If to Licensee:

Horiyoshi The Third Limited
3113 S. Grand Ave.
Los Angeles, CA 90007 USA
Attn: Mitsuo Kojima
Fax: +1 213-537-0464

With a copy to:

Mathew B. Rabin, A Prof. Law Corp.
9454 Wilshire Blvd., Suite 600
Beverly Hills, CA 90212 USA
Attn: Mathew B. Rabin, Esq.
Fax: +1 310 862 4232

          Any party may, by written notice in compliance with this Section 9.7, alter or change the address or the identity of the person to whom any notice, or copy thereof, is to be delivered.

          9.8           Interpretation: This Agreement expresses the entire understanding of the parties hereto, and supersedes all prior agreements and any communications, oral or written, between the parties with respect to the subject matter hereof. The Licensee irrevocably and unconditionally waives any right it may have to claim damages and/or rescind this Agreement for any misrepresentation, whether or not contained in this Agreement, unless such representation was made fraudulently. Section headings are included solely for convenience or reference and shall not be considered a part of this Agreement. Time is of the essence as to each provision of this Agreement. The official language of this Agreement shall be Englishand in any controversies or disputes between the parties the English text shall control.

          9.9           Choice of Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California, United States of America, applicable to contracts entered into and fully to be performed in that State. Licensee hereby consents to the jurisdiction of the courts of the State of California, and the United States courts located in the State of California, in connection with any lawsuit, action or proceeding arising out of or relating to this Agreement. Any arbitration or litigation between the parties hereto shall be held in the County of Los Angeles, California. Notwithstanding the foregoing, the Licensor shall be entitled for its exclusive benefit to take proceedings against the Licensee in any other territory including the Territory or the country where the Licensee has its principal place of business.

          9.10           Arbitration: Any dispute arising out of or relating to this Agreement, including any disagreement with respect to the scope or interpretation of this Section 9.12, shall be settled by final and binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Discovery in accordance with the California Code of Civil Procedure shall be allowed to the extent the arbitral panel shall determine. Nothing contained herein shall prevent either party from (i) seeking and obtaining equitable relief, including but not limited to injunctions, specific performance or extraordinary writs, (ii) filing legal action to effectuate any attachment, provided the party seeking attachment stipulates in such action, upon the other party's request, to arbitrate the merits of such case.

          9.11           No Waiver: No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by both parties. No waiver by either party of a breach hereof or a default hereunder shall be deemed a waiver by such party of a subsequent breach or default of like or similar nature.

          9.12           Remedies: All rights and remedies provided for in this Agreement shall be cumulative, and shall not be exclusive of one another or of any other remedies available at law or in equity.

          9.13           Attorneys Fees: If any legal action or other proceeding is brought in connection with this Agreement or its interpretation, the successful or prevailing party shall be entitled to recover reasonable attorneys fees and other costs incurred in such action or proceeding, in addition to any other relief to which such party may be entitled.

          9.14           United States Dollars: All references to dollars in this Agreement are to United States Dollars. All amounts to be paid under this Agreement shall be paid in legal currency of the United States of America.

          9.15           Corporate Authority: Each party represents and warrants to the other that all necessary corporate action has been taken, including the due adoption of a resolution by its board of directors sufficient to enable the representing and warranting party to enter into this Agreement, to be bound thereby and to perform fully as required hereunder.

          9.16           Further Documents: Each party shall execute and deliver all such further instruments, documents and papers, and shall perform any and all acts necessary, to give full force and effect to all of the terms and provisions of this Agreement.

          9.17          Counterparts: This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          9.18           Licensor may, at its expense, register or record this Agreement in all countries within the Territory in which such registration or recordal is required or, in Licensor’s determination, desirable, at Licensor’s expense. Licensee will cooperate with Licensor in effectuating such registrations or recordals, or any renewals or amendments thereto. Licensee agrees to execute any amendments to this Agreement which are reasonably required to allow recordation of this Agreement with the Trademark Office having jurisdiction over this matter, as long as such amendments do not materially and adversely affects the rights or obligations of Licensee hereunder (and in no event shall any such amendment increase the royalty rates, the Annual Guaranteed Minimum Royalties or the Sales Quota Requirements).

          9.19           Licensee may, at its expense, cause this Agreement to be translated, and if Licensee so elects, a copy of the translated version shall be promptly delivered to Licensor. In the event that there is any conflict or discrepancy between the English version and any translated version, the English version shall control.

          9.20           Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, discussions and agreements relating to the subject matter hereof. This Agreement may not be orally changed, altered, modified or amended in any respect.

///
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

STONE CORPORATION INC.	HORIYOSHI THE THIRD LIMITED
(“Licensor”)	(“Licensee”)

/s/ Steve Suk	/s/ Mitsuo Kojima

Name: Steve Suk	Name: Mitsuo Kojima

Title: Director	Title: CEO of Horiyoshi Worldwide Inc.,
parent company of Horiyoshi The Third
Limited

SCHEDULE A

LICENSED MARK

Format of Mark: “Horiyoshi III” and “Horiyoshi The Third”

Trademark registration:

Japan, U.S.A. and other countries under the Madrid Protocol